Exhibit 99.1

 Blueknight Declares Quarterly Distributions

OKLAHOMA CITY, January 23, 2018 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP - Common Units) (NASDAQ: BKEPP - Preferred Units) (“BKEP” or the “Partnership”), announced today that the board of directors of its general partner has declared a quarterly cash distribution on the Partnership’s common units of $0.1450 per common unit, unchanged from the Partnership’s third quarter 2017 distribution, as well as a quarterly cash distribution on the Partnership’s preferred units of $0.17875 per preferred unit. The distributions are payable on February 14, 2018, on all outstanding common and preferred units to unitholders of record as of the close of business on February 2, 2018.

Forward-Looking Statements and Treasury Regulation Notice

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b) (4) and (d). Brokers and nominees should treat one hundred percent (100.0%) of BKEP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, BKEP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not BKEP, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Blueknight Energy Partners, L.P.
BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 9.8 million barrels of combined asphalt product and residual fuel oil storage located at 55 terminals in 26 states, 7.0 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma, Interchange, approximately 670 miles of crude oil pipeline located primarily in Oklahoma and Texas and approximately 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.
BKEP
Investor Relations, 918-237-4032
investor@bkep.com

or

Media Contact:
Brent Gooden, 405-715-3232 or 405-818-1900